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                                 EXHIBIT 21.1


                                         Jurisdiction and
Name of Subsidiary                       Date of Incorporation
-----------------                        ---------------------

Centrifugal Associates, Inc.             New Jersey, 10/20/64

Mechanical Associates, Inc.              New York, 3/31/89

Centrifugal Service, Inc.                New York, 9/4/92

The Automation Group, Inc.               Delaware, 5/25/95

Trident Mechanical
Systems, Inc.                            Delaware, 5/25/95

Centrifugal/Mechanical
Associates, Inc.                         Delaware, 6/9/95

Property Control, Inc.                   Delaware, 6/9/95

High-Rise Electric, Inc.                 Delaware, 7/5/95

Grace Systems
Technologies, Inc.                       Delaware, 2/2/96

DualStar Communications, Inc.            Delaware, 2/2/96

Integrated Controls
Enterprises, Inc.                        Delaware, 8/30/96